EXHIBIT 99.1

GENERAL FINANCE CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL YEAR 2018

PASADENA, CA – September 5, 2018 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand (the “Company”), today announced its consolidated financial results for the fourth quarter and fiscal year ended June 30, 2018.

Fourth Quarter 2018 Highlights
●
Total revenues were $93.8 million, an increase of 28% over the fourth quarter of fiscal year 2017.
●
Leasing revenues were $56.5 million, an increase of 23% over the fourth quarter of fiscal year 2017.
●
Leasing revenues increased by 13%, excluding the oil and gas sector and favorable foreign currency effects.
●
Leasing revenues comprised 63% of total non-manufacturing revenues for the fourth quarter of both fiscal years 2017 and 2018.
●
Adjusted EBITDA was $23.0 million, an increase of approximately 49% over the fourth quarter of fiscal year 2017.
●
Adjusted EBITDA margin was 25%, compared to 21% in the fourth quarter of 2017.
●
Net loss attributable to common shareholders was $11.6 million, or $0.44 per diluted share, compared to a net loss attributable to common shareholders of $1.8 million, or $0.07 per diluted share, for the fourth quarter of fiscal year 2017. Included in the fourth quarter fiscal year 2018 net loss is a non-cash charge of $11.5 million for the change in valuation of the stand-alone bifurcated derivative in our outstanding convertible note in the Asia-Pacific area. Excluding this non-cash charge, the fourth quarter of fiscal year 2018 would have had net income attributable to common shareholders of approximately $0.1 million.
●
Average fleet unit utilization was 80%, compared to 77% in the fourth quarter of fiscal year 2017.
●
Completed one acquisition in North America.

Fiscal Year 2018 Highlights
●
Total revenues were $347.3 million, an increase of 25% over fiscal year 2017.
●
Leasing revenues were $215.0 million, an increase of 22% over fiscal year 2017.
●
Leasing revenues increased by 12%, excluding the oil and gas sector and favorable foreign currency effects.
●
Leasing revenues comprised 64% of total non-manufacturing revenues versus 65% for fiscal year 2017.
●
Adjusted EBITDA was $87.7 million, an increase of 44% over fiscal year 2017.
●
Adjusted EBITDA margin was 25%, compared to 22% for fiscal year 2017.
●
Net loss attributable to common shareholders was $12.0 million, or $0.46 per diluted share, compared to a net loss attributable to common shareholders of $6.6 million, or $0.25 per diluted share, for fiscal year 2017. Included in the fiscal year 2018 net loss is a non-cash charge of $13.7 million for the change in valuation of the stand-alone bifurcated derivative in our outstanding convertible note in the Asia-Pacific area. Excluding this non-cash charge, fiscal year 2018 would have had net income attributable to common shareholders of approximately $1.8 million.
●
Average fleet unit utilization was 80%, compared to 77% for fiscal year 2017.
●
Opened five greenfield locations, three in the Asia-Pacific region and two in North America.
●
Completed four acquisitions in North America.
●
Acquired all outstanding publicly-traded shares of Royal Wolf not owned by the Company, making Royal Wolf a wholly-owned subsidiary.

Management Commentary

“We are extremely proud of our accomplishments in fiscal year 2018, delivering record revenues and adjusted EBITDA, driven by growth across all of our operations,” said Jody Miller, President and Chief Executive Officer. “We ended the year with an exceptional fourth quarter. In North America, our liquid containment business continues to generate strong results, given the robust customer demand in the oil and gas market in the Permian basin of Texas. Our core portable storage business delivered ongoing growth, driven primarily by a larger fleet, increasing average lease rates and higher fleet utilization across all product lines. Our Asia-Pacific region also delivered improved financial results throughout the fiscal year, due to higher sales revenues, which included three large sales to the utilities sector, as well as higher leasing revenues across most sectors.”

Mr. Miller continued, “We executed on our geographic expansion strategy very well, entering nine new markets, growing our Pac-Van brand in North America with four acquisitions and two greenfield locations and strengthening our Royal Wolf brand in the Asia-Pacific region with three greenfield locations. Subsequent to the fiscal year-end, Pac-Van acquired a portable storage container business in the Baltimore/D.C. market, and Royal Wolf acquired a portable storage container business in New Zealand that operates eight locations across the country.”

Charles Barrantes, Executive Vice President and Chief Financial Officer, added, “Our fiscal year 2018 results exceeded our guidance and our fourth quarter results mark the sixth consecutive quarter where we have delivered year-over-year growth in adjusted EBITDA. Our strong financial results enabled us to enhance our borrowing availability and end fiscal year 2018 with a net leverage ratio of under five times, even with the additional debt that we incurred as a result of our successful acquisition of the public noncontrolling interest of Royal Wolf.”

Mr. Miller concluded, “Our outstanding performance in fiscal year 2018 is the result of the hard work and commitment of our operating teams and our disciplined and focused strategy over the past few years. We ended the year on a high note and that positive momentum is continuing, laying a solid foundation for the future.”

Fourth Quarter 2018 Operating Summary

North America
Revenues from our North American leasing operations for the fourth quarter of fiscal year 2018 totaled $57.4 million, compared to $44.9 million for the fourth quarter of fiscal year 2017, an increase of 28%. Leasing revenues increased by 31% on a year-over-year basis, as a result of increases across nearly all sectors, most notably in the oil and gas, commercial, construction and industrial sectors. Sales revenues increased by 20%, driven mainly by increases in the commercial, oil and gas, construction and government sectors, and were partially offset by decreases in the mining and education sectors. Adjusted EBITDA was $17.6 million for the fourth quarter of fiscal year 2018, compared with $10.9 million for the year-ago quarter, an increase of 61%. Adjusted EBITDA from Pac-Van and Lone Star increased by 36% and 164% year-over-year, to $11.8 million and $5.8 million, respectively, from $8.7 million and $2.2 million, respectively, in the fourth quarter of fiscal year 2017.

North American manufacturing revenues for the fourth quarter of fiscal year 2018 totaled $3.7 million and included intercompany sales of $0.2 million from products sold to our North American leasing operations. This compares to $1.7 million of total sales, including intercompany sales of $0.6 million during the fourth quarter of fiscal year 2017. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was $0.5 million for the fourth quarter, compared to an adjusted EBITDA loss of $0.4 million in the fourth quarter of fiscal year 2017.

Asia-Pacific
Revenues from the Asia-Pacific for the fourth quarter of fiscal year 2018 totaled $32.9 million, compared to $27.3 million for the fourth quarter of fiscal year 2017, an increase of approximately 21%. The increase in revenues was mainly driven by one large sale to a customer in the utilities sector totaling $3.8 million and was accompanied by an increase in sales to the construction sector, as well as favorable foreign currency effects between periods. Leasing revenues increased by 7% on a year-over-year basis, with increases in the mining, construction and special events sectors, partially offset by decreases in the consumer and agriculture sectors. Adjusted EBITDA for the fourth quarter of 2018 was $7.5 million, compared to $6.4 million for the year-ago quarter, an increase of approximately 18%. On a local currency basis, revenues increased by 19% and adjusted EBITDA increased by 16%.

Fiscal Year 2018 Operating Summary

 North America
Revenues from our North American leasing operations for fiscal year 2018 totaled $206.3 million, compared to $163.8 million in the prior year, an increase of 26%. Leasing revenues increased by 30% on a year-over-year basis, as a result of increases across a majority of sectors represented in our customer base, most notably in the oil and gas, commercial and construction sectors. Sales revenues increased by 16% for the year, driven mainly by increases in the commercial, oil and gas and construction sectors, and were partially offset by decreases in the education and mining sectors. Adjusted EBITDA for fiscal year 2018 was $61.2 million, an increase of 54% from the prior year. Adjusted EBITDA from Pac-Van and Lone Star increased by approximately 27% and 210%, to $43.2 million and $18.0 million, respectively, from $34.0 million and $5.8 million, respectively, in fiscal year 2017.

North American manufacturing revenues for fiscal year 2018 totaled $13.6 million and included intercompany sales of $3.7 million from products sold to our North American leasing operations. This compares to $6.9 million of total sales during the fiscal year 2017, which included intercompany sales of $2.0 million. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was $0.3 million for the fiscal year, compared to an adjusted EBITDA loss of approximately $1.6 million in the prior fiscal year.

Asia-Pacific
Revenues from the Asia-Pacific for fiscal year 2018 totaled $131.1 million, compared to $108.2 million in the prior year, an increase of 21%. The increase in revenues was mainly driven by four large sales to customers in the utilities and transportation sectors totaling approximately $16.1 million, as well as favorable foreign currency effects between periods. Leasing revenues increased by 7%, with increases in the construction, mining, industrial and special events sectors, partially offset by decreases in the oil and gas sector. Adjusted EBITDA for fiscal year 2018 was $31.9 million, compared to $27.4 million in the prior year, an increase of 16%. On a local currency basis, revenues increased by 18% and adjusted EBITDA increased by 13%.

Balance Sheet and Liquidity Overview

At June 30, 2018, the Company had total debt of $427.2 million and cash and cash equivalents of $21.6 million, as compared to $355.6 million and $7.8 million at June 30, 2017, respectively. At June 30, 2018, our North American leasing operations had $46.4 million available to borrow under its $237.0 million credit facility, and our Asia-Pacific leasing operations had, including cash at the bank, $31.4 million (A$42.4 million), available to borrow under its A$134.0 million credit facility.

During fiscal year 2018, the Company generated cash from operating activities of $58.8 million, as compared to $35.3 million for fiscal year 2017. In fiscal year 2018, the Company invested a net $21.1 million ($19.0 million in North America and $2.1 million in the Asia-Pacific) in the lease fleet, as compared to $21.8 million in net fleet investment ($10.7 million in North America and $11.1 million in the Asia-Pacific) in fiscal year 2017.

Receivables were $50.5 million at June 30, 2018, as compared to $44.4 million at June 30, 2017. Days sales outstanding in receivables at June 30, 2018, for our Asia-Pacific and North American leasing operations were 35 and 47 days, respectively, as compared to 49 and 46 days, respectively, as of June 30, 2017.

Outlook

Assuming the Australian dollar averages 0.72 versus the U.S. dollar, which represents an approximate 7% decrease from fiscal year 2018, management estimates that consolidated revenues for fiscal year 2019 will be in the range of $355 million to $375 million and that consolidated adjusted EBITDA will increase by 6% to 12% in fiscal year 2019 from fiscal year 2018. This outlook does not take into account the impact of any additional acquisitions that may occur for the remainder of fiscal year 2019.

Conference Call Details

Management will host a conference call today at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time) to discuss the Company's operating results. The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 7774275. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

A replay of the conference call may be accessed through September 19, 2018 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 7774275.

After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia consist of wholly-owned Royal Wolf Trading Australia Pty Limited (www.royalwolf.com.au) and Royal Wolf Trading New Zealand Limited (www.royalwolf.co.nz), the leading providers of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, increases in interest rates for our variable interest rate indebtedness, our ability to raise capital or borrow additional funds, the availability of sufficiently qualified employees to staff our businesses, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian resources industry or the U.S. oil and gas and construction industries, or a write-off of all or a part of our goodwill and intangible assets. These risks and uncertainties could cause actual outcomes and results to differ materially from those described in our forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by these cautionary statements. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223

-Financial Tables Follow-

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
	Quarter Ended June 30,		Year Ended June 30,
	2017	2018	2017	2018
	(unaudited)
Revenues
Sales:
Lease inventories and fleet	$26,448	$33,769	$95,764	$122,467
Manufactured units	1,106	3,518	4,895	9,850
	27,554	37,287	100,659	132,317
Leasing	45,785	56,547	176,269	214,985
	73,339	93,834	276,928	347,302

Costs and expenses
Cost of sales:
Lease inventories and fleet (exclusive of the items shown separately below)	19,226	23,740	68,215	87,779
Manufactured units	1,420	2,946	6,336	9,212
Direct costs of leasing operations	20,485	23,511	76,306	89,201
Selling and general expenses	17,449	21,426	67,705	77,650
Depreciation and amortization	10,063	10,090	39,300	39,761

Operating income	4,696	12,121	19,066	43,699

Interest income	12	31	66	112
Interest expense	(4,557)	(9,324)	(19,653)	(33,991)
Loss on change in valuation of bifurcated derivative in Convertible Note	—	(11,498)	—	(13,719)
Foreign exchange and other	(281)	(3,202)	(351)	(5,887)
	(4,826)	(23,993)	(19,938)	(53,485)

Loss before provision (benefit) for income taxes	(130)	(11,872)	(872)	(9,786)

Provision (benefit) for income taxes	272	(1,198)	(25)	(679)

Net loss	(402)	(10,674)	(847)	(9,107)

Preferred stock dividends	(892)	(892)	(3,658)	(3,658)
Noncontrolling interests	(471)	—	(2,115)	801

Net loss attributable to common stockholders	$(1,765)	$(11,566)	$(6,620)	$(11,964)

Net loss per common share:
Basic	$(0.07)	$(0.44)	$(0.25)	$(0.46)
Diluted	(0.07)	(0.44)	(0.25)	(0.46)

Weighted average shares outstanding:
Basic	26,472,633	26,418,890	26,348,344	26,269,931
Diluted	26,472,633	26,418,890	26,348,344	26,269,931

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2017	June 30, 2018
Assets
Cash and cash equivalents	$7,792	$21,617
Trade and other receivables, net	44,390	50,525
Inventories	29,648	22,731
Prepaid expenses and other	8,923	8,023
Property, plant and equipment, net	23,388	22,310
Lease fleet, net	427,275	429,388
Goodwill	105,129	109,943
Other intangible assets, net	28,769	25,150
Total assets	$675,314	$689,687

Liabilities
Trade payables and accrued liabilities	$42,774	$50,545
Income taxes payable	—	361
Unearned revenue and advance payments	15,548	19,226
Senior and other debt, net	355,638	427,218
Fair value of bifurcated derivative in Convertible Note	—	15,583
Deferred tax liabilities	38,106	34,969
Total liabilities	452,066	547,902

Commitments and contingencies	—	—

Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series)	40,100	40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 26,611,688 shares issued and outstanding at June 30, 2017 and 27,017,606 at June 30, 2018	3	3
Additional paid-in capital	120,370	139,547
Accumulated other comprehensive loss	(12,355)	(17,091)
Accumulated deficit	(12,972)	(21,278)
Total General Finance Corporation stockholders’ equity	135,146	141,281
Equity of noncontrolling interests	88,102	504
Total equity	223,248	141,785
Total liabilities and equity	$675,314	$689,687

Explanation and Use of Non-GAAP Financial Measures

Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA”) and adjusted EBITDA are non-U.S. GAAP measures. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations. In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the expenses excluded from our presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following tables show our adjusted EBITDA and the reconciliation from net loss on a consolidated basis and from operating income (loss) for our operating segments (in thousands):

	Quarter Ended June 30,		Year Ended June 30,
	2017	2018	2017	2018
Net loss	$(402)	$(10,674)	$(847)	$(9,107)
Add (deduct) —
Provision (benefit) for income taxes	272	(1,198)	(25)	(679)
Loss on change in valuation of bifurcated derivative in Convertible Note	-	11,498	-	13,719
Foreign exchange and other	281	3,202	351	5,887
Interest expense	4,557	9,324	19,653	33,991
Interest income	(12)	(31)	(66)	(112)
Depreciation and amortization	10,261	10,212	40,092	40,335
Share-based compensation expense	532	672	1,374	3,658
Refinancing costs not capitalized	-	-	437	-
Adjusted EBITDA	$15,489	$23,005	$60,969	$87,692

	Quarter Ended June 30, 2017				Quarter Ended June 30, 2018
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$1,837	$4,986	$(583)	$(1,702)	$3,040	$11,532	$329	$(2,974)
Add (deduct) -
Depreciation and amortization	4,405	5,839	198	9	4,261	6,012	122	9
Share-based compensation expense	134	109	14	275	192	77	9	394
Adjusted EBITDA	$6,376	$10,934	$(371)	$(1,418)	$7,493	$17,621	$460	$(2,571)
Intercompany adjustments				$(32)				$2

	Year Ended June 30, 2017				Year Ended June 30, 2018
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$10,768	$15,635	$(2,430)	$(5,507)	$13,272	$37,487	$(351)	$(7,278)
Add (deduct) -
Depreciation and amortization	16,699	23,329	792	28	17,098	23,394	574	36
Share-based compensation expense	(74)	374	62	1,012	1,513	350	46	1,749
Refinancing costs not capitalized	----	437	----	----	----	---	----	----
Adjusted EBITDA	$27,393	$39,775	$(1,576)	$(4,467)	$31,883	$61,231	$269	$(5,493)
Intercompany adjustments				$(156)				$(198)